Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GLENN J. RUFRANO STEPS DOWN FROM GENERAL GROWTH PROPERTIES

BOARD OF DIRECTORS DUE TO HIS NEW POSITION WITH CUSHMAN & WAKEFIELD

CHICAGO (March 19, 2010) — General Growth Properties, Inc. (NYSE: GGP) (“GGP”) today announced that Glenn J. Rufrano has resigned from the company’s Board of Directors effective today.  Mr. Rufrano was recently appointed president and chief executive officer of Cushman & Wakefield Inc., which is a provider of appraisal services to GGP in conjunction with its ongoing financial restructuring. The Board therefore jointly agreed with Mr. Rufrano that he should step down from his Board seat in order to allow GGP to maintain its relationship with Cushman & Wakefield consistent with bankruptcy code requirements.

“We can’t thank Glenn enough for the expertise, experience and tremendous insight he has brought to our Board of Directors as we continue our efforts to emerge GGP expeditiously from Chapter 11 in a manner that provides a good result for all our stakeholders,” said Adam Metz, chief executive officer of GGP.  “Personally, and also on behalf of the Board, I want to thank Glenn for his service and dedication to GGP and we wish him the best of luck in his new position with Cushman & Wakefield.”

Mr. Rufrano was appointed to GGP’s Board of Directors in 2009. GGP is in the process of searching for a new director to replace the departing Mr. Rufrano.

ABOUT GGP

GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the bankruptcy filings of the debtors, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness, the Company’s ability to implement a plan or plans of reorganization to emerge from bankruptcy, our ability to raise additional capital though equity issuances, asset sales or incurrence of new debt, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

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CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com